                                CONTRACT NO. 104274-B

                         DIRECT BROADCAST SATELLITE CONTRACT

                                       BETWEEN

                             LOCKHEED MARTIN CORPORATION

                                         AND

                  UNITED STATES SATELLITE BROADCASTING COMPANY, INC.

                                 TERMS AND CONDITIONS






                                  PROPRIETARY NOTICE

THIS DOCUMENT AND THE INFORMATION CONTAINED HEREIN ARE PROPRIETARY TO USSB AND LOCKHEED MARTIN CORPORATION AND ARE TO BE USED BY THE RECIPIENT SOLELY FOR THE PURPOSES OF USSB'S CONTRACT WITH LOCKHEED MARTIN CORPORATION.

                                  TABLE OF CONTENTS

ARTICLE                                                                     PAGE

Article 1. Definitions                                                         1
Article 2. Scope of Work                                                       2
Article 3. Price                                                               3
Article 4. Deliverable Items and Delivery Schedule                             5
Article 5. Progress and Milestone Payments                                     5
Article 6. In-Orbit Incentive Payments                                         7
Article 7. Spacecraft On-Orbit Flight Operation Services                      15
Article 8. Deficiencies Noted in Launched Spacecraft                          18
Article 9. Options for Backup Spacecraft, On-Orbit Spacecraft Delivery        18
Article 10. Price Reduction for Late Delivery                                 20
Article 11. Access to Work in Progress and Data                               21
Article 12. Title and Assumption of Risk                                      21
Article 13. Inspection and Final Acceptance                                   22
Article 14. Indemnification                                                   24
Article 15. USSB's Right to Terminate                                         26
Article 16. Changes                                                           27
Article 17. Taxes and Duties                                                  28
Article 18. Excusable Delays                                                  28
Article 19. Termination for Default                                           29
Article 20. Assignment                                                        31
Article 21. Arbitration                                                       31
Article 22. Rights in Data                                                    33
Article 23. Public Release of Information                                     33
Article 24. Patent Indemnity                                                  34
Article 25. Warranty                                                          36
Article 26. Notices, Reports and Documentation Deliverables                   37
Article 27. Storage                                                           38
Article 28. Applicable Law                                                    39
Article 29. Additional Representations, Warranties and Covenants of
            the Parties                                                       39
Article 30. Responsibility for Design, Drawings and Specifications            40
Article 31. Disclosure and Use of Proprietary Information                     40
Article 32. Integration                                                       42
Article 33. Permits and Licenses                                              42
Article 34. Contractor Provided Office Space                                  43

ARTICLE                                                                     PAGE

Article 35. Interparty Waiver of Liability                                    44
Article 36. Launch Vehicle Designation                                        44
Article 37. Miscellaneous Provisions                                          44
Article 38. Limitation of Liability                                           45

                                 TERMS AND CONDITIONS

THIS CONTRACT is entered into this 31st day of December, 1996, by and between Lockheed Martin Corporation, a corporation organized and existing under the laws of the State of Maryland acting through Lockheed Martin Telecommunications (hereinafter referred to as "Contractor") having a place of business at 1272 Borregas Avenue, Sunnyvale, CA 94089-1310, and United States Satellite Broadcasting Company, Inc. (hereinafter referred to as "USSB"), a corporation organized and existing under the laws of the State of Minnesota with offices at 3415 University Avenue, St. Paul, Minnesota 55114.

    WITNESSETH THAT:

    In consideration of the mutual covenants set forth herein, the Parties agree as follows:

ARTICLE 1.    DEFINITIONS

A. In this Contract and its Attachments and Exhibits, unless otherwise specifically defined within the context of individual Articles, the following terms shall have the meanings stated hereunder:

    1. ACCEPTANCE TESTING - Any system level testing carried out in accordance with the terms of, or in the performance of, this Contract whether through a factory acceptance test under the Comprehensive Test Plan or In-Orbit Testing as defined in Exhibit C.

    2. COMPREHENSIVE TEST PLAN - The overall plan used for testing the Spacecraft, incorporated as Exhibit C to this Contract.

    3. CONTRACT - This Contract, including its Amendments and Modifications, and the Exhibits attached to and incorporated into it.

    4. DATA AND DOCUMENTATION - The written information to be delivered by Contractor to USSB in accordance with Exhibit B, Table 1 of this Contract.

    5. EFFECTIVE DATE OF CONTRACT OR EDC - The effective date of this Contract as defined in Article 37 of this Contract.

    6. INTENTIONAL IGNITION - The Parties agree to amend this Contract no later than the date launch risk insurance is obtained in order to incorporate the definition of Intentional Ignition contained in the Launch Vehicle services contract for the Launch Vehicle selected pursuant to Article 36, which definition shall also be incorporated into the launch risk insurance policy.

    7. LAUNCH VEHICLE - The launch vehicle selected by USSB under the Launch Vehicle services contract for the launching of the Spacecraft purchased hereunder.

    8. LAUNCH AND MISSION OPERATIONS SERVICES - The services provided by Contractor and purchased by USSB under this Contract in accordance with Article 2, and as defined in Exhibit B.

    9. ON-ORBIT FLIGHT OPERATIONS SERVICES - The telemetry, tracking and control services provided by Contractor and purchased by USSB under this Contract in accordance with the terms of Article 7, and as defined in Exhibit B, paragraph 15.

    10. PARTIES - Collectively means USSB and the Contractor. "Party" individually means USSB or the Contractor as the case may be.

    11. PRODUCT ASSURANCE PLAN - The quality assurance plan set forth in Exhibit D to this Contract.

    12. SPACECRAFT - The satellite purchased by USSB with the attributes set out in Exhibit A. For purposes of this Contract, the term "Spacecraft" is synonymous with the term "Satellite."

    13. WORK - The design, manufacture, construction, test, and delivery of the Spacecraft, performance of the Launch and Mission Operations Services and delivery of the Data and Documentation.

ARTICLE 2.    SCOPE OF WORK

The Contractor shall provide or cause to be provided all personnel, material, services and facilities necessary to design, construct, test, and shall deliver one (1) Spacecraft, perform the Launch and Mission Operation Services, perform (subject to Article 7) the On-Orbit Flight Operations Services, and provide Data and Documentation in accordance with all the provisions of this Contract, including the Exhibits listed below which are attached hereto and hereby made a part of this Contract:

    Exhibit A      Spacecraft Performance Specification, dated 31 December 1996
    Exhibit B      Statement of Work, dated 31 December 1996

    Exhibit C      Comprehensive Test Plan, dated 31 December 1996
    Exhibit D      Product Assurance Plan, dated 31 December 1996

The Work shall be performed in accordance with and shall conform to Exhibits A, B, C and D. In the event of a conflict between this Contract and the above-listed Exhibits, the following order of precedence shall apply in resolving such conflict:

    1 - The Terms and Conditions specified in the Articles of this Contract 2 - Exhibit B - Statement of Work
    3 - Exhibit A - Spacecraft Performance Specification
    4 - Exhibit C - Comprehensive Test Plan
    5 - Exhibit D - Product Assurance Plan

ARTICLE 3.  PRICE

A. For the full, satisfactory, and timely performance of the Work by the Contractor in accordance with all the provisions of this Contract, USSB shall pay the Contractor the Total Contract Price set out below, as such price may be adjusted in accordance with the provisions of this Contract. Except as otherwise provided herein, the Total Contract Price includes all transportation and related charges for delivery of the Spacecraft to the designated launch site.

B. Without limiting the obligation of the Contractor to fully perform all the Work in accordance with all the provisions of this Contract, it is understood that the Total Contract Price is comprised of the following items:

    ITEM     QTY.            DESCRIPTION                        PRICE

     1.       1     Spacecraft as defined in Exhibit A

     2.     1 Lot   Launch and Mission Operation Services
                    as defined in Exhibit B

     3.     1 Lot   On-Orbit Flight Operations Services

     4.     1 Lot   Data and Documentation as defined in
                    Exhibit B, Table 1

     5.       --    In-Orbit Incentive Payments

                                       Total Contract Price:
                                       ---------------------

C. The price for Item 1 of paragraph B is for launch of the Spacecraft on an Ariane Launch Vehicle. The price for Item 1, paragraph B will be conclusively determined and mutually agreed upon after USSB designates the Launch Vehicle in accordance with Article 36.

D. The price for Item 3 of paragraph B is subject to Article 7, and is also subject to an annual escalation under Article 7, paragraph D.

E. Payment of the price for Item 5 of paragraph B shall be made in accordance with Article 6.

F. On or before February 1, 1997, USSB may request Contractor to provide information to USSB regarding a change in the Spacecraft's payload configuration to consist of twenty-eight (28) spot beams and 63W TWTAs without adjusting the Spacecraft delivery date of twenty-five and one-half (25.5) months after EDC. Upon such request, Contractor shall undertake a study effort regarding the implementation plan for the spot beam design for such payload configuration (to be performed at Contractor's sole expense), and Contractor will propose price, performance specifications and payment terms for this requested change as soon as practicable but not later than fifteen (15) working days following USSB's request. The Parties understand and agree that, in order to not cause a delay to the Spacecraft delivery date, the Parties must agree upon the price, performance specifications and payment terms for this requested change no later than March 1, 1997.

G. The Spacecraft shall be shipped at Contractor's expense to the designated launch site or to a storage site designated by USSB. In the event that USSB selects a Launch Vehicle that results in a shipment of the Spacecraft to a launch site other than Kourou, French Guiana (for launch on an Ariane Launch Vehicle) or to a storage site outside the United States, the Total Contract Price and the delivery schedule specified in Article 4 shall be equitably adjusted.

H. The prices specified above do not include any costs for security services for Spacecraft at the designated launch site. Should the U.S. Government, or any other government entity having legal or regulatory launch responsibility, require Contractor to provide such security services, Contractor shall promptly notify USSB to that effect and USSB shall reimburse Contractor for all costs incurred in providing such services, and a reasonable profit, within thirty (30) days of receipt of Contractor's invoice therefor.

ARTICLE 4.    DELIVERABLE ITEMS AND DELIVERY SCHEDULE

A. The Spacecraft, Launch and Mission Operations Services, On-Orbit Flight Operations Services (subject to Article 7) and Data and Documentation to be provided by Contractor under this Contract shall be delivered to USSB in accordance with the following schedule. The Parties agree that the following are deliverable items under this Contract:

   ITEM            DESCRIPTION                             DELIVERY DATE

    l.   Spacecraft                                   Twenty-five and one-half
                                                      (25.5) months after EDC

    2.   Launch and Mission Operations Services       As required per Exhibit B

    3.   Data and Documentation                       As required per Exhibit B

    4.   On-Orbit Flight Operations Services          As required per Exhibit B
         (subject to Article 7)

B. Except with respect to the Spacecraft, delivery shall be deemed to have occurred when all the Contract requirements for a deliverable item have been satisfactorily fulfilled and the deliverable item has arrived at the specified delivery location in a condition fully conforming to the provisions of this Contract and, if required by this Contract, has been satisfactorily installed at that location.

C. With respect to a Spacecraft delivered for launch, delivery shall occur at the designated launch site upon Contractor's completion of the Launch Readiness Review ("LRR") for the Spacecraft and the results of the LRR demonstrate that the Spacecraft meets the performance specifications for such Spacecraft. With respect to a Spacecraft delivered to storage, delivery shall occur at the Contractor's facility upon Contractor's completion of the Pre-Shipment Review ("PSR") for the Spacecraft, and the results of the PSR demonstrate that the Spacecraft meets the performance specifications for such Spacecraft.

ARTICLE 5.    PROGRESS AND MILESTONE PAYMENTS

A. Subject to the provisions of paragraph B. of this Article, payments shall be made by USSB to Contractor on a monthly basis in accordance with the following "Progress Payment Plan." Payment invoices submitted by the Contractor under this plan that comply with the terms of this Contract shall be paid by USSB to the Contractor within thirty (30) days of the date of invoice. However, no invoice shall be dated earlier than the last day of the month to which it applies, and all invoices shall be promptly delivered to USSB. USSB acknowledges and agrees that all payments made represent compensation for Work performed by Contractor and therefore are not refundable under any circumstances except in accordance with the terms of this Contract. In no event shall USSB be required to make Progress Payments in excess of the payments set forth in the Progress Payment Plan or earlier than the payment dates set forth below.

                                PROGRESS PAYMENT PLAN

  PAYMENT                         MONTHLY TOTAL         CUMULATIVE TOTAL
  NUMBER      DATE             ($ IN U.S. MILLIONS)   ($ IN U.S. MILLIONS)
    1         12/31/96
    2         January - '97
    3         February
    4         March
    5         April
    6         May
    7         June
    8         July
    9         August
    10        September
    11        October
    12        November
    13        December
    14        January - '98
    15        February
    16        March
    17        April
    18        May
    19        June
    20        July
    21        August
    22        September
    23        October
    24        11/30/98

B. The Progress Payment Plan set forth herein is based on Contractor's successful, satisfactory, and timely achievement of each milestone set forth below. In the event that the Contractor does not achieve a particular milestone on or before the date set forth below, the value assigned to that milestone shall be deducted from the corresponding month's progress payments and any subsequent month's progress payment (but only to the extent necessary to fully deduct the amount of the uncompleted milestone), and this amount shall be payable when the milestone is successfully and satisfactorily achieved. Except as specified in the previous sentence, failure to achieve a milestone shall not affect any subsequent monthly progress payments.

                               PAYMENT MILESTONE TABLE

                                                            DUE DATE
MILESTONE                                                   (MONTHS       VALUE
  NUMBER           MILESTONE DESCRIPTION                   AFTER EDC)     ($US)

    1     System PDR Held                                      4.0

    2     Structure Subcontract Issued                         7.5

    3     Provide Launch Vehicle services contractor          10.0
          with Spacecraft Preliminary Dynamic Model

    4     System Critical Design Review Held                  12.5

    5     90% of System CDR Action Items Completed            13.5

    6     Spacecraft Structure Received                       15.0
          (core module/payload panels)

    7     Spacecraft TWTAs Received                           15.5

    8     Spacecraft Antenna Tests Complete                   18.0

    9     Satisfactory Completion of Pre-Shipment             24.0
          Review

C. Unless otherwise directed in writing by Contractor, all amounts due Contractor shall be paid by USSB in United States Dollars and remitted by electronic funds transfer to:

    Citibank N.A.
    ABA #021000089
    Lockheed Martin
    Valley Forge Collection Center
    A/C #40678043

ARTICLE 6.    IN-ORBIT INCENTIVE PAYMENTS

A. In addition to the payments specified in Article 5, USSB will pay the Contractor incentive payments for the in-orbit performance of the Spacecraft as set forth herein.

B. For the purposes of this Article, only the four (4) CONUS communications channels will be considered and the following definitions shall apply:

    (1) Successfully Operating Spacecraft -- A Successfully Operating Spacecraft is a Spacecraft: (i) that has been Successfully Injected;
         (ii) for which each communications channel is a Successfully Operating Communications Channel; and (iii) that has sufficient stationkeeping propellant and solar array power to maintain operation for a period of fifteen (15) years or 5,479 days (the "Performance Time Period"), commencing on the day when the Spacecraft has been positioned in the specified orbital slot and has completed in-orbit testing as specified in Exhibit C.

    (2) Successfully Operating Communications Channel -- A Successfully Operating Communications Channel is a communications channel which:

         a. allowing reasonable and agreed tolerances for measurement purposes, meets or exceeds the performance specifications described in Exhibit A relating to communications RF signals; or

         b. while not in compliance with the performance parameters of Exhibit A, has no measurable reduction in its communications capabilities or is capable of being used by USSB for its intended commercial communications purposes in the same manner and to the same extent as a communications channel described in paragraph B.(2)a. above.

         For the purpose of this definition, a communications channel which meets the above criteria and which is being used as an in-orbit spare or is turned off at USSB's direction shall be regarded as a Successfully Operating Communications Channel. Any communications channel failure which is or could be corrected by switching to a redundant communications channel immediately after the failure is discovered shall be deemed to be a Successfully Operating Communications Channel.

    (3) Successfully Injected -- The Spacecraft shall be deemed to have been Successfully Injected if, after Intentional Ignition:

         a. at the time of separation from the Launch Vehicle, the transfer orbit perigee altitude error, apogee altitude error, inclination error, argument of perigee error, Spacecraft attitude, and Spacecraft spin are within or equal to +/-3 sigma limits of their specified values; and

         b. the Launch Vehicle has not, during the launch, diminished in any way the operating integrity of the Spacecraft, demonstrable through available telemetry or other applicable data; and the Spacecraft has not suffered damage as a consequence of causes which the Contractor can reasonably demonstrate are not the fault of or beyond the reasonable control of Contractor.

         Notwithstanding that the transfer orbit does not meet all of the criteria stated in paragraph B.(3)a. above, the Spacecraft shall be deemed to have been Successfully Injected if the Spacecraft has nevertheless been positioned in its orbital slot as defined in Exhibit A, the Spacecraft otherwise performs in accordance with the requirements of this Contract, and the then remaining calculated operation time period is equal to or greater than the Performance Time Period specified in paragraph B.(1) above.

    (4) Inoperative Communications Channel -- An Inoperative Communications Channel is a communications channel which, upon completion of in-orbit testing of the Spacecraft, has communications performance degraded to such an extent as to preclude its use by USSB for its intended commercial communications purposes. Notwithstanding the foregoing, if the communications channel is capable of carrying at least 25% of its traffic capacity based upon the parameters specified in Exhibit A, and USSB uses or is capable of using such communications channel for its intended commercial communications purposes (which purpose shall be reasonably documented and reasonably demonstrable prior to the occurrence of the inoperability), such use shall be conclusive evidence that the communications channel is not an Inoperative Communications Channel.

    (5) Degraded Communications Channel -- A Degraded Communications Channel is a communications channel which is not an Inoperative Communications Channel, but which is incapable of actually being operated to the levels of communications performance set forth in Exhibit A due to the degradation of the communications channel itself. Notwithstanding the foregoing, if the communications channel is capable of carrying at least 25% of its traffic capacity based upon the parameters specified in Exhibit A, and USSB uses or is capable of using such Degraded Communications Channel for its intended commercial communications purposes (which purpose shall be reasonably documented and reasonably demonstrable prior to the occurrence of the degredation), such use will be deemed conclusive evidence of at least partial operation.

    (6) Day -- A Day is any twenty-four (24) hour period from midnight to midnight, Greenwich mean time.

C.  In-Orbit Incentive Payments

    (1) Commencing thirty (30) days after the date that the Spacecraft has been positioned in the specified orbital slot and has completed in-orbit testing as specified in Exhibit C, USSB will make one hundred eighty (180) monthly incentive payments to Contractor in the amount of ______________________________________ per month if the Spacecraft is either: (i) a Successfully Operating Spacecraft; or (ii) is not Successfully Injected. In the event that the Spacecraft is not Successfully Injected, Contractor shall issue an invoice for the present value of the total monthly incentive payments and shall attach to Contractor's invoice a written rationale demonstrating that the cause of the Spacecraft's failure to become Successfully Injected was not attributable to Contractor. The per annum rate used to discount the incentive payments will be the Prime Rate published in the Wall Street Journal on the date it is determined that the Spacecraft was not Successfully Injected. Notwithstanding the foregoing, in the event that the Spacecraft fails to become Successfully Injected due to the fault of the Contractor, USSB shall not be obligated to make incentive payments hereunder.

    (2) The monthly incentive payments set forth in paragraph C.(1) above shall be subject to reduction as set forth below if the Spacecraft, which would otherwise be a Successfully Operating Spacecraft, has one or more Inoperative Communications Channel(s), one or more Degraded Communications Channel(s), and/or its calculated operational time period is less than the Performance Time Period. The amount of the reduction of the monthly incentive payments shall be determined as follows:

         a. For an Inoperative Communications Channel, the monthly incentive payment shall be reduced by an amount equal to the daily value of U.S. $_________ per Inoperative Communications Channel, multiplied by the number of days during the month that the channel was inoperative; provided, however that such reduction shall not exceed the total amount included in the monthly payment that would be paid if such communications channel were a Successfully Operating Communications Channel. Notwithstanding the above and subject to paragraph

              D hereof, should the number of Inoperative Communications Channels exceed (25%) of the total number of communications channels on the Spacecraft, excluding any Inoperative Communications Channels that are or could be corrected by switching to a redundant communications channel, USSB shall be relieved of its obligation to make monthly incentive payments for in-orbit performance of the Spacecraft.

         b. For a Degraded Communications Channel, USSB and Contractor shall negotiate and agree upon an equitable reduction in the amount of the monthly incentive payment. However, in no event shall there be a reduction for Degraded Communications Channels that are or could be corrected by switching to a redundant communications channel, and in no event shall such reduction exceed the daily value specified in paragraph C.(2)a. above, multiplied by the number of days during the month for which the subject communications channel was degraded.

         c. In the event the calculated operation time period of the Spacecraft is less than the Performance Time Period, all monthly incentive payments shall be reduced by multiplying the amount of the monthly incentive payment by a fraction equal to the calculated operation time period over the Performance Time Period. Notwithstanding the foregoing, in the event the actual operation time period of the Spacecraft exceeds the calculated time period, the total amount of incentive payments payable hereunder shall be equitably adjusted to reflect such actual operation time period.

         d. Notwithstanding the above and subject to subparagraph D. hereof, if the combination of Inoperative Communications Channels and Degraded Communication Channels is such that the total communications performance level of the four (4) CONUS channels of the Spacecraft is less than fifty percent (50%) of the total communications performance level of the four (4) CONUS channels on the Spacecraft as specified in Exhibit A, then USSB shall be relieved of its obligation to make monthly incentive payments for in-orbit performance of the Spacecraft.

D. Inoperative Communications Channel or a Degraded Communications Channel becomes operational at a higher performance level

    (1) If an Inoperative Communications Channel or a Degraded Communications Channel becomes operational at a higher performance level (e.g., an Inoperative Communications Channel becomes a Degraded Communications Channel, or a Degraded Communications Channel becomes a Successfully Operating Communications Channel), then, unless the communications channel has been inoperative or degraded for more than one (1) year, Contractor shall thereafter be paid an amount corresponding to the communications channel's higher performance level, as defined above, commencing on the date on which the Inoperative Communications Channel or Degraded Communications Channel begins to perform at such higher level. If the communications channel has been inoperative or degraded for more than one (1) year, Contractor shall be paid an amount corresponding to the communications channel's higher performance level only if USSB uses the communications channel for its intended commercial communications purposes as described in subparagraphs B.(4) and B.(5) above.

    (2) If USSB has been relieved of the obligation to make monthly incentive payments under subparagraphs C.(2)a. or C.(2)d. for less than one (1) year, USSB shall begin making or shall resume making monthly incentive payments in accordance with this Article 6 if, prior to the end of such one (1) year period both: (i) such higher performance operation causes the number of Inoperative Communications Channels to be less than or equal to twenty-five percent (25%) of the total number of communications channels, including communications channels which are or could be corrected by switching to a redundant communications channel; and (ii) the combination of Inoperative Communications Channels and Degraded Communications Channels is such that the total communications performance level of the four (4) CONUS channels on the Spacecraft is equal to or greater than fifty percent (50%) of the total communications performance level of the four (4) CONUS channels on the Spacecraft, as specified in Exhibit A, including communications channels which are or could be corrected by switching to a redundant communications channel. If USSB has been relieved of the obligation to make monthly incentive payments under subparagraphs C.(2)a. or C.(2)d. for more than one (1) year, Contractor shall thereafter be paid an amount corresponding to the communications channel's higher performance level, as discussed in this subparagraph D.(2), only if USSB uses the communications channel for its intended commercial communications purposes as described in subparagraphs B.(4) and B.(5) above.

E. The Spacecraft will be deemed to be properly operated if it is operated by the Contractor or its subcontractors or it is monitored and commanded in accordance with the directives and instructions in the Contractor furnished Satellite operating procedures. If it is determined that the failure of any communications channel(s) to maintain successful operation, as defined in paragraph B.(2) above, has occurred as a direct result of the improper actions or inactions of USSB or its Satellite operations personnel, other than Contractor personnel or Contractor's subcontractor personnel, the total amount of the incentive payments for in-orbit operation relating to such communications channel shall be deemed to have been earned by Contractor and shall be due and payable each and every month by USSB.

F. For the purpose of this Article, USSB and Contractor shall jointly determine responsibility for failures which occur. If the Parties are unable to reach a satisfactory determination between themselves, the matter shall be resolved in accordance with the provisions of the Article hereof entitled "Arbitration". All measurements, computations, and analyses for the purposes of determining whether any communications channel is operating satisfactorily will be performed by USSB, using measurement techniques agreed to by Contractor. Contractor shall be given access to the resulting data.

G. In the event of a delay caused by USSB such that the Spacecraft is not launched within one hundred and five (105) days after final acceptance, Contractor shall deliver the Spacecraft to storage at USSB's expense in accordance with Article 27 of this Contract. In addition, Contractor shall be entitled to receive non-refundable incentive payments under this Article 6 as follows:

    (1) Commencing on the one hundred sixth (106th) day and continuing on a monthly basis thereafter until the earlier of Intentional Ignition, or twenty-four (24) months, USSB will pay Contractor
         __________________________________ per month (for a total sum of
         _________________________________________.

    (2) Within thirty (30) days after the end of the twenty-four (24) month period specified in subparagraph G.(1), if Intentional Ignition has not occurred, USSB will pay Contractor the sum of
         ____________________________________________.

    (3) Notwithstanding the provisions of subparagraphs G.(1) and G.(2) above, in the event that the Spacecraft is launched at any time after the one hundred and five (105) day period stated above, in-orbit incentive payments shall be paid during the Performance Time Period of the Spacecraft in accordance with the terms of this Article 6; provided, however, that the amount of each monthly incentive payment shall be re-calculated by subtracting from the sum of ________________________________ the amount of any incentive payments made by USSB to Contractor under this paragraph G, and the difference shall be divided into one hundred eighty (180) equal monthly payments.

    (4) In the event that the Spacecraft is never launched, after USSB has paid the Contractor the incentive payments in subparagraphs G.(1) and G.(2) above, USSB shall have no obligation to make further incentive payments to Contractor.

H. In the event of a delay caused by unavailability of the Launch Vehicle, acts of any governmental agency or court which affect the launch of the Spacecraft, or excusable delays specified in the launch services contract, such that the Spacecraft is not launched within eight (8) months after Pre-Shipment Review (PSR) but no earlier than September 1, 1999, Contractor shall deliver the Spacecraft to storage in accordance with
    Article 27 of this Contract. In the event the Spacecraft was delivered to the designated launch site, USSB shall pay the shipping expense upon any subsequent delivery to a storage facility and the shipping expense to deliver the Spacecraft from the storage facility to the designated launch site. In addition, Contractor shall be entitled to receive non-refundable incentive payments under this Article 6 as follows:

    (1) Commencing on the date that is eight (8) months after PSR but no earlier than September 1, 1999 and continuing on a monthly basis thereafter until the earlier of Intentional Ignition, or twenty-four
         (24) months, USSB will pay Contractor ________________________________
         per month (for a total sum of _______________________________________.

    (2) Within thirty (30) days after the end of the twenty-four (24) month period specified in subparagraph H.(1), if Intentional Ignition has not occurred, USSB will pay Contractor the sum of
         ________________________________________________.

    (3) Notwithstanding the provisions of subparagraphs H.(1) and H.(2) above, in the event that the Spacecraft is launched at any time after USSB begins making incentive payments under this paragraph H, in-orbit incentive payments shall be paid during the Performance Time Period of the Spacecraft in accordance with the terms of this

         Article 6; provided, however, that the amount of each monthly incentive payment shall be re-calculated by subtracting from the sum of ________________________________ the amount of any incentive payments made by USSB to Contractor under this paragraph H, and the difference shall be divided into one hundred eighty (180) equal monthly payments.

    (4) In the event that the Spacecraft is never launched, after USSB has paid the Contractor the incentive payments in subparagraphs H.(1) and H.(2) above, USSB shall have no obligation to make further incentive payments to Contractor.

I. Contractor shall have the right to file Uniform Commercial Code financing statements at any time during the term of this Contract to perfect a security interest in the Spacecraft to secure USSB's obligation to pay incentive payments due Contractor under this Contract. In the event Contractor exercises the right to file Uniform Commercial Code financing statements, USSB agrees to execute any financing statement, amended financing statements, continuation statements or other documents from time to time which are deemed reasonably necessary by Contractor to create, perfect, confirm or validate a security interest in the incentive payments Any security interest in the incentive payments shall be subordinate to any other security interest or lien granted by USSB to lenders or other parties and Contractor agrees to execute and deliver to USSB any and all such documents reasonably requested by USSB to evidence such subordination.

J. Subsequent to Intentional Ignition, except in the event of gross negligence or willful misconduct of Contractor, this Article 6 is the sole and exclusive remedy and the sole and exclusive liability of Contractor in the event the Spacecraft fails to perform in accordance with the specifications stated in this Contract. In the event of gross negligence or willful misconduct by Contractor, Contractor's total liability to USSB under this
    Article 6 shall not exceed in the aggregate the sum of the amount of any remedy provided to USSB under this Article 6 plus
    ____________________________________.

ARTICLE 7.    SPACECRAFT ON-ORBIT FLIGHT OPERATION SERVICES

A. Subject to paragraph B below, Contractor shall provide or cause to be provided all personnel, material, services, and facilities necessary to perform and shall perform, or cause to be performed, telemetry, tracking and control of the Spacecraft delivered under this Contract for the entire duration of the Performance Time Period. Such services are to be provided in accordance with Exhibit B.

B. The Parties agree to negotiate appropriate revisions to the Articles and Exhibits of this Contract or to enter a Spacecraft On-Orbit Flight Operations services contract which will then be applicable to the Spacecraft On-Orbit Flight Operations Services. Such revisions will be consistent with this Article 7. If such revisions are not agreed to by the Parties, as evidenced by a signed modification to this Contract or similar written agreement, within ninety (90) days after EDC, or within such other time as the Parties may agree to in writing, the Contractor shall not be obligated to provide Spacecraft On-Orbit Flight Operation Services under this Contract, and USSB shall not be obligated to make any of the payments for Spacecraft On-Orbit Flight Operation Services specified below in paragraph C.

C. Subject to paragraph B above, payments for the Spacecraft On-Orbit Flight Operation Services shall be made as follows:

    (1) USSB shall make a non refundable payment of _________________________ to Contractor for equipment that is required to provide the services stated in this Article 7. This amount shall be paid in twelve (12) equal monthly installments, with the first installment due twelve (12) months after EDC and continue monthly thereafter. All right, title, and interest in and to such equipment shall pass to USSB upon receipt of payment in full for such equipment by the Contractor.

    (2)  USSB shall pay Contractor the sum of _________________________________
         per year for fifteen (15) years (concurrent with the Performance Time Period of the Spacecraft) or until USSB terminates the contract for Spacecraft On-Orbit Flight Operations Services. Payments shall be made in twelve (12) equal monthly installments, with the first installment due thirty (30) days after the completion of in-orbit testing of the Spacecraft.

D. The price for Spacecraft On-Orbit Flight Operations Services shall be subject to an annual economic price adjustment for each year of services. The base period upon which an economic price adjustment will be calculated, if any, shall be the first twelve (12) month period of the Performance Time Period of the Spacecraft. The payment for the first twelve (12) months of Spacecraft On-Orbit Flight Operation Services shall be _________________________________________ and shall be adjusted in accordance with this Article annually during the remaining fourteen (14) years of the Performance Time Period. The calculation of the annual economic price adjustment shall be performed by the Contractor in accordance with the following criteria:

    (1) The standard of measurement for determining whether there shall be an economic price adjustment is AHE3762NS, published by the U.S. Department of Labor, Bureau of Labor Statistics (hereinafter the "Index"). A "Factor," based upon the Index, shall be calculated as follows: Factor = Index for December of each subsequent year after 1998 (AHE3762NS) divided by the Index (AHE3762NS) for the month of December for the immediately preceding year.

    (2) If the Factor is less than or equal to 1.03, no economic price adjustment shall be made for the subsequent twelve (12) month period. If the Factor is greater than 1.03, then an economic price adjustment shall be made in accordance with subparagraph D.(4) below.

    (3) The amount of the economic price adjustment is calculated by multiplying the amount that the Factor exceeds 1.03 by the total amount of the payments made for Spacecraft On-Orbit Flight Operation Services during the preceding twelve (12) month period. For example, as noted above, the amount for the first twelve (12) month period is _____________________________________________. Thus, if the Factor
         computed in January 2000 equals 1.06, then the economic price adjustment is the product of _______________________________
         multiplied by 0.03 which equals ____________________________________.

    (4) If an economic price adjustment is required under subparagraph D.(3) above, one twelfth (1/12th) of the amount of such adjustment shall then be added to each monthly payment for Spacecraft On-Orbit Flight Operation Services made by USSB during the preceding twelve (12) month period. The sum of these amounts shall then constitute the total monthly payment amount for Spacecraft On-Orbit Flight Operation Services for the next twelve (12) month period.

    (5) The economic price adjustment calculations for each twelve (12) month period shall be made by the Contractor on or before January 31 of the following year. A copy of the economic price adjustment calculations shall be provided to USSB for review and comment.

E.  Payments due the Contractor, if any, shall be paid by USSB within thirty
    (30) days of receipt of the Contractor's invoice therefor. If applicable, such invoice will include a copy of the economic price adjustment calculations performed by the Contractor on which such invoice is based.

F. In the event that the U.S. Department of Labor, Bureau of Labor Statistics discontinues publication of the index specified in this Article 7, the Parties shall agree upon an appropriate substitute for the discontinued index. In the event that the U.S. Department of Labor, Bureau of Labor Statistics significantly changes its method of calculating the index, the Parties shall agree to an appropriate adjustment to put the economic price adjustment on a comparable basis with the index calculated before the change.

ARTICLE 8.    DEFICIENCIES NOTED IN LAUNCHED SPACECRAFT

Without limiting the obligations of the Contractor under other provisions of this Contract, if the data available from a launched A2100 spacecraft shows that the Spacecraft does not or will not meet all the requirements of Exhibit A to this Contract at any time during the period of the Spacecraft's in-orbit design lifetime, the Contractor shall, promptly notify USSB of such deficiencies, recommend appropriate corrective measures (if any) and upon the request of USSB, take appropriate corrective measures with respect to any unlaunched spacecraft to be delivered to USSB under this Contract so as to satisfactorily eliminate from such spacecraft all the deficiencies attributable to the Contractor noted in such spacecraft. The Contractor shall fulfill the foregoing obligations at its sole cost and expense, including all costs arising from charges for shipping, insurance, taxes, and other matters associated with the corrective measures. If the Contractor fails to remedy any or all such deficiencies, USSB may have such deficiencies remedied through other means in which event the Contractor shall pay the reasonable costs of so remedying such deficiencies.

ARTICLE 9.    OPTIONS FOR BACKUP SPACECRAFT, ON-ORBIT SPACECRAFT DELIVERY

A.  Option For Backup Spacecraft

    (1) USSB shall have the unilateral right to exercise an option for delivery of the items specified below for the applicable price set forth below. USSB may exercise such option by providing written notice to be received by Contractor not later than the applicable option exercise date specified herein. Any such notice shall make reference to this Article 9 and clearly state that the option is being exercised.

QUANTITY    PRODUCT               OPTION EXERCISE               DELIVERY
          DESCRIPTION                  DATE          PRICE($)     DATE

1       backup spacecraft          No Later Than 6     TBD       6 Months
        ("Backup Spacecraft")      Months After                  After Delivery
        identical to the           EDC                           of the
        Spacecraft specified in                                  Spacecraft
        Article 2, paragraph B

1 Lot   Launch and Mission         N/A                 NSP       As Required
        Operation Services for                                   by Exhibit B
        Backup Spacecraft as                           (not
        specified in Article 2,                      separately
        Subparagraph B.2                               priced)

    Total Option Price:

    (2) In the event USSB exercises this option, the Parties hereby agree that USSB shall make an initial payment in the amount of [TBD]% of the Total Option Price concurrent with USSB's issuance of its notice of option exercise. The balance of the payments shall be made to Contractor based upon a mutually established schedule which is consistent with: (i) the Progress Payment Plan for the Spacecraft; and
         (ii) incentive payments payable as set forth in Article 6 amounting to [TBD]% of the Total Option Price.

    (3) Except for appropriate revisions to Articles 3, 4, 5, 6, 7, 10, 15 and 27 the Parties recognize and agree that the Articles and Exhibits of this Contract shall apply to the Backup Spacecraft that is the subject of the option stated herein.

    (4) All prices and payment percentages contained in this Article 9 which are listed herein as "TBD" shall be mutually agreed upon by the Parties no later than two (2) months after EDC. Should the Parties fail to reach mutual agreement on the "TBD" prices, payment percentages, and appropriate revisions to the terms and conditions of this Contract stated in this Article 9 by the Option Exercise Date, this option shall become null and void.

B.  Option for In-Orbit Spacecraft Delivery

    (1) Subject to subparagraph B.(2) below, USSB shall have the unilateral right to exercise an option for the in-orbit delivery of the Spacecraft described in Article 2, paragraph

         B, Item 1. Such option must be exercised by providing written notice to the Contractor within ninety (90) days of EDC.

    (2) This option is expressly contingent upon the occurrence of the following events, all of which must be completed prior to the option exercise date in order for USSB to be able to exercise this option:
         (a) USSB must enter into a contract with a Launch Vehicle services contractor for a compatible Launch Vehicle; (b) Contractor must review and provide written approval of the terms of such Launch Vehicle services contract (which approval shall not be unreasonably withheld or delayed); (c) USSB must assign its rights under the Launch Vehicle services contract to Contractor and Contractor shall assume the obligations thereunder; (d) such assignment must be reviewed and approved in writing by both the Launch Vehicle services contractor and the Contractor prior to such assignment; and (e) the Parties shall mutually agree upon all revisions to the Articles and Exhibits of this Contract that are appropriate or necessary, including the Total Contract Price and delivery schedule. In particular, the Total Contract Price shall be amended to provide for the cost of launch risk insurance, which shall be stated as an indicative rate for USSB's planning purposes only. The firm, fixed price for such insurance will be finalized at the time the insurance premium rate and market capacity are known. Upon finalization of the cost of insurance, this Contract shall be further modified as necessary to reflect the final price associated with such insurance. Contractor will use reasonable efforts to place insurance, subject to market capacity, sufficient to cover the Spacecraft (including incentive payments), the launch services, and the cost of the launch risk insurance, beginning at Intentional Ignition of the Launch Vehicle and ending one hundred eighty (180) days thereafter.

ARTICLE 10.   PRICE REDUCTION FOR LATE DELIVERY

A. The Parties agree that time is of the essence, and late delivery of the Spacecraft may cause USSB to incur costs including, but without limitation, the Launch Vehicle services contractor's postponement fees and USSB's loss of revenue. The Parties agree that the actual damages incurred will be difficult to assess and, in lieu thereof, have agreed to liquidated damages. To compensate USSB for late delivery of the Spacecraft, the liquidated damages specified in paragraph B below have been agreed as reasonable compensation for late delivery of the Spacecraft.

B. In the event that the Spacecraft is not delivered on the date of delivery specified in Article 4 of this Contract, as extended by the number of days of excusable delay to which

    Contractor is entitled in accordance with Article 18, the Total Contract Price of this Contract shall be reduced at the rate of U.S. $_________ for each week's delay from week one (1) up to week thirteen (13) and by U.S. $__________ for each week's delay from week fourteen (14) to week twenty-eight (28) or until the maximum amount of _______________ of cumulative liquidated damages is reached. These weekly rates shall apply to each full week (seven (7) calendar days) of delay, no provision for reduction shall be made for partial week delays. However, if Contractor's late delivery of the Spacecraft does not cause a delay in the launch of the Spacecraft, as determined by the Launch Vehicle services contractor's launch manifest, no liquidated damages shall be due or payable by the Contractor. In addition to the foregoing, in the event that this Contract is terminated by USSB for default under Article 19 prior to the end of the period that liquidated damages are payable hereunder, no liquidated damages shall be due or payable after the date of such termination.

C.  Any amounts due in accordance with this Article shall be paid within thirty
    (30) days of receipt of USSB's invoice therefor. USSB's invoice shall not be submitted until USSB reasonably determines that liquidated damages are due and payable under this Contract.

ARTICLE 11.   ACCESS TO WORK IN PROGRESS AND DATA

A. All work in progress under this Contract and technical and schedule Data and Documentation related to the Contract effort of the Contractor, including all design and test data, are subject to continuous examination, evaluation, and inspection by USSB or its designated representative acceptable to the Contractor at any reasonable hour during the period of performance of this Contract. Thereafter, for the Performance Time Period, Contractor agrees to maintain and retain technical documentation related to the Work such as assembly drawings, parts lists, schematics, and as-built documentation folders, and to make such technical documentation available to USSB for purposes of Spacecraft performance evaluation and fault isolation.

B. All information obtained as a result of the foregoing shall be Proprietary Information to the extent required under the provisions of Article 31 hereof entitled "Disclosure and Use of Proprietary Information."

ARTICLE 12.   TITLE AND ASSUMPTION OF RISK

A. Title and risk of loss or damage to the Spacecraft shall pass to USSB at Intentional Ignition or placement of the Spacecraft into storage subsequent to final acceptance, whichever occurs first.

B. Except as provided in paragraph E. below, title to deliverable copies of Data and Documentation specified in Table 1 of Exhibit B shall pass to USSB at the time of Final Acceptance of Data and Documentation in accordance with the terms of the Article hereof titled Inspection and Final Acceptance.

C. USSB agrees to cause its insurer(s) to waive all rights of subrogation against Contractor and Contractor's directors, officers, agents, servants, affiliates, subcontractors and employees. Contractor agrees to cause its insurer(s) to waive all rights of subrogation against USSB and USSB's directors, officers, agents, servants, affiliates, subcontractors and employees.

D. Title to Spacecraft-unique test and handling equipment (not deliverable under this Contract) for use in connection with inspection of the Spacecraft at the launch site and ground system-unique test and handling equipment (not deliverable under this Contract) used at USSB's designated installation site(s) shall remain with Contractor.

E. Notwithstanding any other provision herein, the ownership and title to all works of authorship and to copyrights, and in computer programs and related Data and Documentation, delivered to USSB by Contractor in accordance with this Contract shall remain in Contractor or its licensor. Contractor shall grant USSB a paid up non-exclusive, non-transferable license to use (including "to duplicate") solely for operation of USSB's Spacecraft, the copies of computer programs and related Data and Documentation specified in the Contract and required for the operation of the Spacecraft deliverable under this Contract. Such non-exclusive license may be assigned to a third party that is not a competitor of the Contractor by USSB, and such third party shall have the right to further assign such license to another third party that is not a competitor of Contractor; provided, however, that in each case assignment shall be contingent upon the prior written consent of Contractor, which consent shall not be unreasonably withheld or delayed. Any purported assignment made in violation of this paragraph E shall be null and void and of no legal effect.

ARTICLE 13.   INSPECTION AND FINAL ACCEPTANCE

A. Preliminary inspections of the Work may be made by USSB or its designated representative reasonably acceptable to the Contractor at either the Contractor's or a subcontractor's plant, as the case may be. All such inspections shall be in the company of the Contractor's representative. USSB may inform the Contractor in writing of any particulars in which USSB observes that the Work being performed under this Contract does not meet the requirements of this Contract, and the Contractor shall remedy such defects.

B.  FINAL ACCEPTANCE

    (1) Final acceptance of a Spacecraft delivered to the designated launch site for the purpose of launch shall occur at the designated launch site when the Spacecraft has successfully completed the Launch Readiness Review ("LRR") in accordance with Exhibit A. Final acceptance of a Spacecraft delivered to storage in accordance with
         Article 27 shall occur at the Contractor's facility when the Spacecraft has successfully completed the Spacecraft system level Acceptance Tests in accordance with Exhibit C. Successful completion of such testing shall be documented in the Pre-Shipment Review ("PSR") specified in Exhibit B. Within five (5) working days of completion of the LRR or the PSR, as the case may be, USSB shall either notify Contractor in writing of final acceptance of the Spacecraft or notify Contractor in writing of those particulars in which the Spacecraft does not meet the requirements of this Contract. Upon remedy of such particulars so that the Spacecraft meets the requirements of this Contract or in the event USSB does not notify Contractor in writing within said five (5) working day period, USSB's final acceptance of the Spacecraft shall be deemed to have occurred. In the case of a Spacecraft delivered to the designated launch site for the purpose of launch, in no event shall the Spacecraft be launched until the Spacecraft has been finally accepted by USSB.

    (2) Final acceptance of Launch and Mission Operations Services as specified in Exhibit B, shall be deemed to occur after successful completion of performance of such services. Contractor shall provide written notification to USSB upon successful completion of performance of these services, together with applicable supporting documents, if any. Within ten (10) working days of receipt of such notification, USSB shall either notify Contractor in writing of final acceptance of the services or shall notify Contractor in writing of those particulars in which the services did not meet the requirements of this Contract. Upon remedy of such particulars to meet the requirements of this Contract, or in the event USSB does not notify Contractor in writing within said ten (10) working day period, USSB's final acceptance of the services shall be deemed to have occurred.

    (3) Final acceptance of deliverable Data and Documentation shall occur upon USSB's receipt and acceptance of the Data and Documentation set forth in Table 1 of Exhibit B. Within fifteen (15) working days of USSB's receipt of such Data and Documentation, USSB shall either notify Contractor in writing of its final acceptance of the Data and Documentation or shall notify Contractor in writing of those particulars in which the Data and Documentation do not meet the requirements of this Contract. Upon remedy of such particulars to meet the requirements of this Contract or in the event USSB does not notify Contractor in writing within said fifteen (15) working day period, USSB's final acceptance of the Data and Documentation shall be deemed to have occurred.

C. Remedy of any particulars referred to in paragraphs A and B of this Article shall be accomplished by the Contractor, at its expense, promptly upon receipt of notice thereof. If the Contractor fails to remedy any or all such particulars, USSB may have such particulars remedied through other means, in which event the Contractor shall pay the reasonable costs of so remedying such particulars.

ARTICLE 14.   INDEMNIFICATION

A. Subject to the terms of Articles 24, 35 and 38 of this Contract, each Party shall indemnify and hold the other Party and its directors, officers, agents, servants, affiliates and employees, or any of them, harmless from any claims, loss, damage, liability or expense (including reasonable court cost and attorneys' fees) including, without limitation, damage to any property, private or public, and injuries to persons, including death, arising out of or resulting from any act or omission of the Indemnifying Party and/or the Indemnifying Party's directors, officers, agents, representatives, contractors, affiliates and employees related to the Work performed or such Party's performance hereunder. The Indemnifying Party, at its expense shall be entitled to control and shall assume the defense of any suits or other proceedings brought against the Indemnified Party and/or its directors, officers, agents representatives, contractors, affiliates, and employees, or any of them on account thereof, and shall pay all expenses and satisfy all judgments which may be incurred by or rendered against any or all of them in connection therewith. Subject to paragraph D of this Article 14, the Indemnifying Party shall have the right to settle any claim or litigation against which it indemnifies hereunder.

B. To the extent permitted by law, USSB agrees to incorporate an express release of all claims, liabilities, losses and damages against the Contractor in USSB's contracts with its customers in order to minimize the possibility of the assertion of claims by USSB's customers against the Contractor. In the event that USSB fails to incorporate such a release to the extent permitted by law in its contracts with its customers, and, subject to Articles 35 and 38 of this Contract, USSB shall indemnify and hold harmless Contractor (to include its directors, officers, agents, servants, affiliates and employees and its subcontractors) from such claims, liabilities, losses and damages sustained or claimed by such customers arising after Intentional Ignition in connection with the Spacecraft.

C. The Party which is entitled to indemnification (the "Indemnified Party") shall given written notice to the other to provide indemnification (the "Indemnifying Party") promptly after the Indemnified Party has knowledge of any claim as to which indemnity may be sought. The written notice shall specify, in reasonable detail, the nature of any such claim giving rise to the right of indemnification. The failure of the Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations, unless such failure hindered the defense of such claim and, in such event, shall relieve the Indemnifying Party only to the ascertainable extent of the material hindrance.

D. No Indemnifying Party, in the defense of any claim or litigation, shall, except with the consent of the Indemnified Party (which shall not be unreasonably withheld), consent to the entry of any judgment or enter into a settlement which does not include, as an unconditional term thereof, the giving by the claimant or plaintiff to such Indemnified Party a release from all liability with respect to such claim or litigation. No Indemnified Party shall consent to the entry of a judgment or enter into any settlement with respect to a claim or litigation for which the Indemnified Party is seeking indemnification hereunder, without prior written consent of the Indemnifying Party (which shall not be unreasonably withheld). Each Indemnified Party shall furnish information regarding itself or the claim in question as the Indemnifying Party may reasonably request in writing and shall be reasonably required in connection with such claim or litigation resulting therefrom. If the Indemnifying Party, after written notice from the Indemnified Party, fails to take timely action to defend the same, the Indemnified Party shall have the right to defend the claim or litigation by counsel of its own choosing, but at the cost and expense of the Indemnifying Party.

ARTICLE 15.   USSB's RIGHT TO TERMINATE

A. USSB, by written notice to the Contractor, may terminate this Contract in whole, or in part, for its convenience at any time prior to Pre-shipment Review ("PSR") of the Spacecraft. In event of such termination of the Contract by USSB, it is agreed that the termination charges shall be as set forth below. In addition, in event of such termination of the Contract by USSB, it is agreed that, if the Spacecraft is subsequently launched, the
    Contractor: (i) shall provide, subject to a mutually acceptable agreement (taking into account the amount for any launch and mission operations paid by USSB prior to the date of termination), launch and mission operations services for the Spacecraft; and (ii) shall be entitled to receive incentive payments in accordance with the terms of Article 6 only if this Contract is terminated by USSB for its convenience following completion of System Critical Design Review, and if the Spacecraft is launched. Notwithstanding the provisions of paragraph A. (ii) above, in the event that USSB terminates this Contract for its convenience prior to the System Critical Design Review and this Contract is subsequently reinstated and the Spacecraft is then launched, Contractor shall be entitled to receive incentive payments in accordance with Article 6 herein.

                                 TERMINATION SCHEDULE

                                   MONTHLY TOTAL             CUMULATIVE TOTAL
              DATE              ($ IN US MILLIONS)L         ($ IN US MILLIONS)

         January 31-1997
         February 28
         March 31
         April 30
         May 31
         June 30
         July 31
         August 31
         September 30
         October 31
         November 30
         December 31
         January 31-1998
         February 28
         March 31
         April 30

         May 31
         June 30
         July 31
         August 31
         September 30
         October 31
         November 30
         December 31

B. In the event of such a termination, all Work in progress, including but not limited to, inventory, equipment, purchased items, Data and Documentation, and other property designed, constructed or obtained by Contractor or generated under this Contract with respect to the terminated Work and which would have been deliverable if this Contract has not been terminated shall become the property of USSB. The Contractor shall take such action as may be necessary, or as USSB may direct, for the protection and preservation of such inventory in the possession of the Contractor.

C.  In the event that USSB's right to terminate the Contract as defined in this
    Article 15 should stand in the way of USSB's meeting the due diligence requirement as set forth by the Federal Communications Commission, then USSB may, at its sole option, declare this Article 15 to be null and void.

ARTICLE 16.   CHANGES

From time to time between award and prior to final acceptance of all Work under this Contract USSB may, by issuing written change orders, make changes within the general scope of this Contract in drawings, designs, specifications, method of shipment or packing, or time or place of delivery, require additional Work or direct the omission of Work. If any such change causes an increase or decrease in the cost of or the time required for the performance of this Contract, an equitable adjustment shall be made in the price, or delivery date or schedule, or both, and any other affected provisions hereof, and this Contract shall be modified in writing accordingly. Any claim by the Contractor for adjustment under this Article shall be deemed waived unless asserted in writing within thirty (30) days from the date of receipt by the Contractor of the change order. The amount of the claim shall be stated when it is submitted, or at a later date, not to exceed sixty (60) days from the date for assertion of the claim. If the cost of supplies or materials made obsolete or excess as a result of a change is included in the Contractor's claim for adjustment, USSB shall have the right to prescribe the manner of disposition of such supplies or materials. All changes and equitable adjustments pursuant to this Article shall be subject to negotiation between and approval by both parties prior to inception of any such change, which approval shall not be unreasonably withheld.

ARTICLE 17.   TAXES AND DUTIES

A. All non-U.S. taxes, duties, assessments and fees, including tariffs, that are imposed as the results of the importation into any non-U.S. jurisdiction of any portion of the Work shall be paid by USSB, or if paid by Contractor, shall be reimbursed to Contractor by USSB immediately upon notification that Contractor has paid any such taxes, duties, assessments and fees.

B. Contractor shall be responsible for payment of all U.S. taxes as part of the Contract Price in Article 2.

C. Portions of the Work may include some imported goods. Notwithstanding the above, in the event any portion of the Work and its included imported goods are not exported in a timely manner (not more than three (3) years after EDC) due to USSB's actions or inactions, any duties, taxes, and penalties arising therefrom will be USSB's responsibility. Contractor shall pay such duties, taxes and penalties, the payment of which is required by law, and USSB agrees to reimburse Contractor for such payments within thirty (30) days of receipt of Contractor's invoice.

D. USSB shall be responsible for all applicable duties and taxes, including sales taxes, resulting from storage of the Spacecraft.

E. Each Party agrees to cooperate with the other Party to minimize the amount or impact of any taxes that may be applicable to the Work under this Contract.

ARTICLE 18.   EXCUSABLE DELAYS

A. Acts of God, acts of the public enemy, acts of USSB, acts of any government in its sovereign capacity (including government priorities, allocations, regulations or orders affecting material, facilities or completed spacecraft), changes in the launch specifications in effect on the effective date of this Contract, fires, earthquakes, unusually severe weather, floods, epidemics, quarantine restrictions, excusable delays specified in USSB's contract with the launch services contractor, freight embargoes, labor difficulties, unavailability of the Launch Vehicle, and any other cause beyond the reasonable control and without the fault or negligence of Contractor or its subcontractors which in every case unavoidably prevent the performance of the Work in accordance with the schedule specified herein, shall constitute an excusable delay if written notice thereof is given to USSB within fifteen (15) days after such event shall have occurred. In event of delay resulting from any of the above causes, the delivery dates shall be extended accordingly. Any unexcused default by Contractor's subcontractors shall not constitute an excusable delay.

B. In the event that an event of excusable delay exceeds or is reasonably expected to exceed ninety (90) days, USSB shall have the right to an equitable adjustment of the Progress Payment and Milestone Event payment due dates specified in Article 5 and the Termination Schedule stated in
    Article 15.

ARTICLE 19.   TERMINATION FOR DEFAULT

A. USSB may, by timely written Notice of Default sent by registered or certified mail to Contractor, terminate this Contract or any part thereof if: (1) final acceptance of the Spacecraft fails to occur on or before a date that permits the Spacecraft to be launched within the launch period established by the Launch Vehicle services contractor's launch manifest, which date shall in no event be earlier than twenty-six (26) months after EDC; or (2) Contractor fails to perform any other material requirement of this Contract prior to Intentional Ignition within the time period specified herein.

B. With respect to paragraph A.(1) of this Article 19, USSB agrees to use commercially reasonable efforts to establish the first day of the launch period for the Launch Vehicle at twenty-six (26) months after EDC. USSB shall notify Contractor in writing of its launch accommodations upon execution of the launch vehicle services contract. In addition, prior to USSB issuance of a Notice of Default under paragraph A.(2) of this Article 19, USSB shall send a written Cure Notice to Contractor specifying the Contract particulars for which USSB considers the Contractor to be in default and providing Contractor a period of thirty (30) days (or such longer period as USSB may authorize within the Cure Notice) for Contractor to respond to USSB in writing as to (1) the corrective actions taken or to be taken to remedy the alleged default condition, or (2) why Contractor does not consider itself to be in a default condition. USSB shall give reasonable consideration to Contractor's response to USSB's Cure Notice prior to USSB's issuance of a Notice of Default under this Article. Notwithstanding the foregoing, no Notice of Default shall be required to be sent under paragraph A.(1) of this Article 19.

C. To the extent the Contract is terminated under this Article, USSB may demand either that: (1) all partially completed items be delivered and that Contractor pay to USSB all costs reasonably incurred by USSB through the one (1) year period following the scheduled delivery date (as adjusted by excusable delays) to have such items completed by other responsible contractors (with whom Contractor shall provide reasonable cooperation), to the extent such costs exceed the total amount which USSB would have had to pay Contractor for such items had Contractor completed the Contract as required (excluding any incentive payments); or (2) subject to paragraph E of this Article 19, all payments made to Contractor by USSB shall be returned, in which case all right, title and interest in and to the Work shall remain with, or be reconveyed to, the Contractor.

D. If this Contract is terminated as provided in this Article and USSB does not elect to have all payments returned under paragraph C.(2) of this
    Article 19, Contractor shall:

    (1) be paid the Contract price (excluding any incentive payments) for all Work delivered and accepted prior to such termination; and

    (2) protect and preserve property in the possession of Contractor in which USSB has an interest.

E. After Intentional Ignition, this Article shall not affect payment to Contractor of any payment which would otherwise be due under the terms of Articles 6 and 7.

F. This Article shall be the sole remedy to which USSB is entitled in the event of Contractor's default under this Article 19, and Contractor shall have no liability for special, indirect, incidental, punitive or consequential damages, including lost profits or lost revenues.

G. In the event USSB terminates Contractor for default under the provisions of this Article and it is subsequently determined that Contractor was not in default, said termination shall be deemed to have been issued pursuant to
    Article 15.

H. If USSB fails to perform any obligation which it is required to perform pursuant to this Contract, Contractor may issue a written Cure Notice to USSB specifying the Contract particulars for which Contractor considers USSB to be in default and providing USSB a period of thirty (30) days (or such longer period as Contractor may authorize within the Cure Notice) for USSB to correct such failure to perform. If such failure is not corrected by USSB within this period Contractor may stop work on this Contract and consider this Contract to be terminated pursuant to Article 15.

ARTICLE 20.   ASSIGNMENT

Neither Party shall assign or delegate this Contract or any of its rights, duties, or obligations hereunder to any other person without the prior express written approval of the other Party, which consent shall not be unreasonably withheld or delayed. Nothing contained in this Article shall restrict Contractor from subcontracting work or procuring parts, materials, equipment or services in the ordinary course of performance of this Contract. This assignment restriction shall not apply in the event of assignment by USSB or Contractor to any successor corporation, subsidiary or affiliate provided thirty (30) days advance notice is given to the other Party and the assignor remains obligated under this Contract.

ARTICLE 21.   ARBITRATION

A. Except for disputes involving claims of specific performance or injunctive relief, any dispute or disagreement arising between the Parties in connection with the interpretation of any Article or provision of this Contract, or the compliance or non-compliance therewith, or the validity or enforceability thereof, or any other dispute related to this Contract which is not settled to the mutual satisfaction of the Parties within thirty (30) days (or such longer period as may be mutually agreed upon) from the date that either Party informs the other, in writing, that such dispute or disagreement exists, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, in effect on the date that such notice is given. Arbitration shall be held in San Francisco, California, U.S.A. or at another location mutually agreed to by the Parties.

B. The arbitration shall be determined by a panel of no more than three (3) arbitrators who have the qualifications and experience described in paragraph C. below, and the arbitrators shall be selected in accordance with the procedures in paragraph D. below. The arbitrators shall base any award on the terms of this Contract, the applicable law and judicial precedent, and shall accompany such award with a written explanation of the reasons therefor. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The relief that may be awarded by the arbitrators under any arbitration arising from this Contract may not exceed actual compensatory damages. In no event may the arbitrators award special, incidental, indirect, consequential or punitive damages except as otherwise provided in Article 6.J. hereof.

C. Every person recommended to serve as an arbitrator hereunder shall be qualified by education, experience, and training to pass on the particular controversies in dispute, and shall have had experience as an arbitrator and at least fifteen (15) years experience with expertise in interpreting contracts in the field or fields of law involved in the subject controversy. The arbitrators selected shall be fair and impartial and shall have no financial or personal interest in the Parties or outcome of the matter to be decided.

D. Either Party demanding arbitration of a controversy shall, in writing, specify the matter to be submitted to arbitration and, simultaneously, choose and nominate an individual meeting the qualifications set forth in paragraph C. to act as an arbitrator. Thereupon, within fifteen (15) days after receipt of such written notice, the other Party shall, in writing, choose and nominate a second arbitrator meeting the qualifications set forth in paragraph C. The two arbitrators so chosen shall promptly meet and endeavor to resolve the question in dispute and, if they agree upon such determination, the determination so made shall be reduced to writing and signed by both arbitrators.

    If, within ten (10) working days, such two arbitrators fail to agree, they shall promptly select a third arbitrator, giving written notice to both Parties of their choice and fixing a time and place at which both Parties may appear and be heard with respect to the controversy at hand. In the event the two arbitrators fail to agree upon a third arbitrator within a period of seven (7) days, or if, for any other reason, there is a lapse in the naming of an arbitrator or arbitrators, or in the filling of a vacancy, or in the event of failure or refusal of any arbitrator(s) to attend to or fulfill his or their dutires, then upon application by either Party to the controversy, an arbitrator or arbitrators shall be named by the American Arbitration Association in accordance with its rules.

E. Each Party shall, upon the written request of the other Party, provide the other with copies of documents relevant to the issues raised by any claim, counterclaim or defense and shall be entitled to request interrogatories and take a reasonable number of depositions as are relevant to the matters under arbitration. Other discovery may be ordered by the arbitrators to the extent the arbitrators deem additional discovery appropriate, and any dispute regarding discovery, including disputes as to the need therefor or the relevance or scope thereof, shall be determined by the arbitrators, which determination shall be conclusive.

F. In the event that the dispute is resolved by a three-person arbitration panel, , the arbitration shall take place at a single hearing before the arbitrators. The arbitrators shall select such time and place for the hearing after appointment, provided that the time scheduled for the hearing shall not be later than forty-five (45) business days after the date of the appointment of the last arbitrator appointed. The arbitrators shall give written notice of the scheduled hearing to each Party at least thirty (30) business days prior the date so fixed.

    Prior to the scheduled hearing date, the Parties and the arbitrators shall agree on procedures to be used in connection with the arbitration except as they may conflict with the specific provisions of this paragraph. To the extent the Parties and the arbitrators cannot agree upon procedures, arbitration shall be conducted in accordance with the AAA Rules. At the hearing, each of the Parties shall submit its position, together with such testimony and evidence as each Party may see fit, with respect to the controversy at issue. Such testimony or evidence may be oral or written. The formal rules of evidence applicable to judicial proceedings will not govern the arbitration proceeding. After the hearing, each Party shall have the right to submit such written summary of its own submissions and positions as it deems appropriate, and written comments upon the submissions and positions of the other Party. The arbitrators shall affix an appropriate time table for such written comments and submissions. Said arbitrators shall hear and determine the matters presented for decisions, shall consider all testimony, evidence, submissions, and comments provided, giving such weight to each as the arbitrators may deem appropriate; and the arbitrators shall render a decision thereon no later than thirty (30) days after the date affixed for written comments and submissions.

G. All expenses and fees of the arbitrators and expenses for hearing facilities, stenographers and other expenses of the arbitrators shall be borne equally by both Parties.

ARTICLE 22.   RIGHTS IN DATA

Except as provided in Article 12 of this Contract, and subject to Articles 31 and 33 hereof, USSB shall have the right to use, duplicate and disclose the Data and Documentation furnished hereunder for the purpose of inspecting and operating the Spacecraft furnished hereunder. USSB shall have the right to make copies of any written material furnished as part of the Data and Documentation that is copyrighted and to use such copies for the performance of this Contract and for operation of the Spacecraft furnished hereunder without payment of additional compensation to Contractor.

ARTICLE 23.   PUBLIC RELEASE OF INFORMATION

Within a reasonable time prior to the release of news releases, articles, brochures, advertisements, prepared speeches, and other information releases to the public, concerning the work performed or to be performed hereunder, by the Contractor, or a subcontractor of any tier, or an .employee or consultant of either, the Contractor shall request the written approval of USSB concerning the content and timing of such release, and such approval shall not be unreasonably denied or delayed. If such approval is not granted, the requested release shall not be made.

ARTICLE 24.   PATENT INDEMNITY

A. Contractor agrees, at its own expense (including attorneys fees and costs), to defend or at its sole option to settle, and USSB agrees that the Contractor has the right to defend, or at its option to settle, any claim, suit or proceeding ("Claims") brought against USSB alleging infringement of any United States, Mexico, or Canada patent, copyright, trademark or trade secret (hereinafter "Intellectual Property") by any Spacecraft or any deliverable supplied by the Contractor to USSB under this Contract ("deliverable"). Contractor shall have the option to settle any such Claim on behalf of USSB only if Contractor pays and satisfies fully at its sole expense all amounts and undertakings required under such settlement. The Contractor agrees to pay and satisfy any final judgment entered in a U.S. Court or a court or agency of competent jurisdiction in Canada or Mexico against USSB on any such Claim, without regard to any limitation imposed by
    Article 38. USSB agrees that the Contractor at its sole option shall be relieved of the foregoing obligations unless USSB notifies the Contractor promptly in writing of any such Claim, and at the Contractor's expense, gives the Contractor proper and full information and assistance as is reasonably available to USSB for the purpose of settling and/or defending any Claim.

B. If any deliverable furnished by the Contractor to USSB becomes, or in the opinion of the Contractor may become, the subject of any Claim for infringement of any United States, Mexico, or Canada Intellectual Property rights, or in the event of an adjudication that such deliverable infringes any United States, Mexico, or Canada Intellectual Property right or in connection with the settlement thereof, or if the use, lease or sale as appropriate of such deliverable is enjoined, the Contractor may, at its option and its expense: (1) procure for USSB such Intellectual Property rights as are necessary to use, lease or sell, as appropriate, such deliverable(s); or (2) replace such infringing deliverable(s) or parts thereof; or (3) modify such deliverable(s); or (4) remove such deliverable(s) or parts thereof and replace such deliverables or parts thereof with a noninfringing deliverable or part. Contractor may exercise any of the aforementioned options with respect to a Successfully Operating Spacecraft ; provided that the exercise of such option: (a) does not materially impair or interfere with the operation of the Spacecraft; and
    (b) does not result in the Spacecraft failing to meet the performance specifications of this Contract. In all such cases, USSB and Contractor shall cooperate to minimize the impact to USSB's use or operation of the Spacecraft and Contractor shall use all comercially practicable efforts to avoid or minimize any period during which the Spacecraft's operations are diminished. Notwithstanding the foregoing, nothing in this paragraph B. shall relieve Contractor from performing the Work in accordance with the terms of this Contract.

C. With respect to the Spacecraft only, in the event that Contractor is unable to resolve any Claim for infringement of any United States, Mexico, or Canada Intellectual Property rights brought against USSB and USSB is permanently enjoined from using the Spacecraft and all appeals of an infringement Claim have been fully exhausted, then Contractor agrees to undertake one of the following:

    (1) PRIOR TO INTENTIONAL IGNITION. Contractor will: (a) return to USSB all Progress Payments and other amounts which have been received from USSB under this Contract (in which case Contractor shall retain all rights, title and interest in the Spacecraft); (b) pay USSB (after USSB has taken all reasonable mitigation measures) all costs, if any, that USSB must pay or has paid for launch services (less any refunds received by USSB from the Launch Vehicle services contractor), and, upon such payment, USSB shall assign the launch vehicle services contract to the Contractor; and (c) pay to USSB a lump sum payment of
         _____________________________________________________________.

    (2) AFTER INTENTIONAL IGNITION. For a Successfully Operating Spacecraft Contractor will: (i) provide USSB with a replacement spacecraft and the title thereto, as soon as commercially practicable with substantially the same performance characteristics as described in Exhibit A, but with the infringing part(s) replaced with a non-infringing part or parts; and (ii) provide launch and mission operations and data and documentation substantially the same as provided in this Contract; (iii) provide launch services and launch risk insurance for the replacement spacecraft; provided, however, that the Contractor shall have no other or further liability to USSB for an infringing Spacecraft as a result of Contractor's replacement of the Spacecraft under this subparagraph C.(2). Furthermore, if Contractor is required to provide a replacement spacecraft under this subparagraph C.(2), USSB shall transfer all right, title and interest in and to the infringing Spacecraft to Contractor and transfer all right, title and interest in and to the replacement spacecraft at the end of any remaining portion of the Performance Time Period for the Spacecraft or the estimated time period of performance of the infringing Spacecraft, whichever is longer (which period shall be extended for such period of time, if any, that USSB has been enjoined from using the Spacecraft for its intended communications purposes).

D.  The Contractor shall have no liability for any infringement arising from:
    (i) the combination of such deliverable with any other item not furnished to USSB by the Contractor, or (ii) the modification of such deliverable unless such modification was made by the Contractor, or (iii) the use of such deliverable in practicing any process that is not practiced in its entirety by such deliverable and/or any other deliverables provided by Contractor. USSB shall hold the Contractor harmless against any expense, judgment or loss for infringement of any United States patents or trademarks which results from the Contractor's compliance with USSB's specific designs, specifications (other than performance specifications) or instructions other than those contained in the Exhibits to this Contract.

E. The Contractor shall not be liable for any costs or expenses incurred without the Contractor's written authorization, and subject to paragraphs
    C. (1) and C. (2) above, in no event shall the Contractor's total liability to USSB under, or as a result of compliance with the provisions of this
    Article 24 exceed the total damages USSB may be required to pay by order of a United States court for the allegedly infringing Spacecraft or deliverable, plus applicable attorneys fees and costs.

F. By this Contract, Contractor shall not convey any license by implication, estoppel or otherwise, under any proprietary or patent rights of the Contractor, to practice any process with such deliverable unless such process is practiced in its entirety by such deliverable or by the combination of such deliverable with any other product or part furnished by Contractor.

ARTICLE 25.   WARRANTY

A. Contractor warrants to USSB that the Spacecraft sold hereunder will, at the time of final acceptance pursuant to Article 13 of this Contract, be free from defects in material and workmanship and will comply with the requirements of the Spacecraft Performance Specification, Exhibit A. This warranty shall extend for a period of one (1) year from the date of final acceptance of the Spacecraft by USSB or until Intentional Ignition of the primary Launch Vehicle, whichever is earlier.

B. USSB shall have the right at any time during the warranty period to require that Contractor, at Contractor's expense, correct or replace, at Contractor's option, any non-conforming, defective, or deficient Spacecraft component with a conforming component which complies with the Spacecraft Performance Specification. The provisions of this warranty shall apply to the corrected or replacement component for the unexpired portion of the time period set forth in paragraph A. above.

C. Contractor warrants that each item of Data and Documentation will be accurate at the time of its final acceptance pursuant to paragraph B.3 of
    Article 13 of this Contract. Contractor undertakes during a one (1) year period following each such final acceptance, to provide corrections to the item of Data and Documentation to USSB (free of charge) as and when Contractor becomes aware of such inaccuracies that materially affect the operation of the Spacecraft.

D. If an excusable delay event occurs subsequent to final acceptance of the Spacecraft but prior to Intentional Ignition, the warranty period shall be extended on a day-for-day basis until such event is no longer considered an excusable delay. However, such period of extension shall not exceed six (6) months in the event of an excusable delay under Article 18 and eight (8) months in the event of an excusable delay under Article 6.H. USSB may issue a change order to extend the warranty beyond such eight (8) month period in accordance with Article 16.

E. The foregoing warranty shall constitute the sole remedy of USSB and the sole liability of Contractor for any non-conforming, defective, or deficient item delivered under this Contract.

F. THIS WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES, WHETHER STATUTORY, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR AGAINST INFRINGEMENT. CONTRACTOR SHALL HAVE NO OTHER LIABILITY UNDER THIS ARTICLE 25, WHETHER IN CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, ANY LIABILITY FOR SPECIAL, PUNITIVE, INCIDENTAL, INDIRECT, OR CONSEQUENTIAL DAMAGES, OR FOR LOST PROFIT OR REVENUES.

ARTICLE 26.   NOTICES, REPORTS AND DOCUMENTATION DELIVERABLES

All notices, reports and technical documentation required to be provided to USSB or the Contractor under this Contract shall be sent to USSB or the Contractor as described below and shall be effective upon receipt.

USSB                                   CONTRACTOR

United States Satellite Broadcasting   Lockheed Martin Telecommunications
Company, Inc.                          Building 551
3415 University Avenue                 1272 Borregas Ave.
St. Paul, Minnesota  55114             Sunnyvale, CA  94089-1310

Attention:    Philip Lucachick         Attention:     David Keslow
Telephone:    612-642-4586             Telephone:     408-543-3416
Facsimile:    612-642-4365             Facsimile:     408-543-3404

ARTICLE 27.   STORAGE

A. USSB may elect to have the Contractor deliver, or Contractor may be required under Article 6 (paragraph G. or H.) hereof to deliver, the Spacecraft purchased under this Contract to a USSB-provided storage location within the Continental United States. In such event, Contractor shall be paid incentive payments in accordance with the terms of Article 6 (paragraph G. or H., as applicable) and title and risk of loss or damage to the Spacecraft shall pass to USSB as set forth in Article 12 at the time of delivery of the Spacecraft to the storage site.

B. Subsequent to the delivery of the Spacecraft to a storage site, USSB may direct the Contractor to remove the Spacecraft from storage for the purpose of launch. If so directed, the Contractor shall transport the Spacecraft to the launch site and shall perform the pre-launch, launch and post-launch services specified in this Contract at the Contractor's expense in accordance with Exhibit B.

C. If, in the course of removing the Spacecraft from storage and shipping it to the designated launch site, the Contractor is required to perform refurbishment of the Spacecraft or any testing that is outside of the scope of this Contract prior to shipment of the Spacecraft, then the terms and conditions of this Contract will be adjusted pursuant to Article 16.

D. The Contractor shall assume the risk of loss or damage to the Spacecraft from the time the Spacecraft leaves the Contractor's facility until delivery to the storage site and again from the time the Contractor takes possession of the Spacecraft at the storage location for the purposes of delivery to the designated launch site, until Intentional Ignition.

ARTICLE 28.   APPLICABLE LAW

This Contract shall be interpreted, construed, and governed by the laws of the State of New York, exclusive of its choice of law rules.

ARTICLE 29.   ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE
              PARTIES

A. Contractor's Representatives, Warranties and Covenants. Contractor hereby represents, warrants and covenants to USSB as follows:

    (1) As of the EDC date, the execution, delivery and performance by Contractor of this Contract has been duly authorized by all requisite corporate action and will not violate any applicable provisions of law or any order of any court or any agency of government and will not conflict with or result in the breach under any agreement applicable to Contractor.

    (2) As of the EDC date, Contractor has not employed or authorized anyone to represent it as a broker or finder in connection with this Contract.

    (3) Contractor will deliver to USSB good and clear marketable title to the Spacecraft delivered under the Contract free of all liens, encumbrances and adverse claims of title, and Contractor has the right to convey the rights specified in Article 12.E. with respect to the Data and Documentation.

    (4) In connection with performance of the Work and delivery of the Spacecraft, Data and Documentation and Launch and Mission Operation Services, Contractor shall comply with all applicable laws, regulations, or orders of any governmental entity.

    (5) Contractor shall deliver to USSB a Spacecraft that: (i) conforms in all material respects to the requirements of this Contract and is substantially similar, in all material respects, with series A2100 spacecraft Contractor provides to its other customers; and (ii) complies with all engineering standards applicable to Lockheed Martin commercial communications satellites in effect at the time of construction.

    (6) As of the EDC date, to the best of Contractor's knowledge, no Exhibit to this Contract contains any material inaccuracies.

    (7) At any time during Contractor's performance of this Contract, if USSB reasonably believes that it has reason to inquire concerning Contractor's ability to perform its obligation hereunder, upon written requests by USSB, Contractor agrees to provide USSB with written assurances of Contractor's continued ability to perform its obligations hereunder. Contractor shall provide any such assurances together with relevant information requested by USSB to support such assurances within ten (10) business days following Contractor's receipt of USSB's written request.

B. USSB's Representations, Warranties and Covenants. USSB hereby represents, warrants and covenants to Contractor as follows:

    (1) As of the EDC date, the execution, delivery and performance by USSB of this Contract has been duly authorized by all requisite corporate action and will not violate any applicable provisions of law or any order of any agency of government and will not conflict with or result in the breach under any agreement applicable to USSB.

    (2) As of the EDC date, USSB has not employed or authorized anyone to represent it as a broker or finder in connection with this Contract.

ARTICLE 30.   RESPONSIBILITY FOR DESIGN, DRAWINGS AND SPECIFICATIONS

The review or granting of any approvals by USSB, or the failure of USSB to inform Contractor of any deficiencies in the Work or to review or grant any approvals, shall not affect the responsibility of the Contractor for the design or for the correctness of drawings and specifications, for the performance of the Spacecraft, or for any other obligation of the Contractor under this Contract.

ARTICLE 31.   DISCLOSURE AND USE OF PROPRIETARY INFORMATION

A. If documents supplied by one Party to the other are marked with a proprietary legend, the receiving Party shall take all reasonable steps to ensure that the documents and contents of such documents are not disclosed to any person other than a person employed or engaged by the receiving Party, whether under subcontract or otherwise, for the performance of this Contract. Whenever the receiving Party makes copies of such proprietary documents for performance of work covered by this Contract and such copy is not marked as proprietary, the receiving Party shall mark each such copy as proprietary to the disclosing Party.

B. Any disclosure to any person permitted under paragraph A above shall be made in confidence and shall extend only so far as may be necessary for the purposes of this Contract. Any such disclosure to a person other than an employee or attorney residing in the U.S. of the receiving Party shall be made pursuant to a written confidential disclosure agreement or with prior written approval of the disclosing Party.

C. Except with the written consent of the disclosing Party, the receiving Party shall not make use of any document mentioned in paragraph A above other than for the purposes of this Contract.

D. The obligations and restrictions imposed by this Article shall not apply to information which:

    (1) is or becomes available to the public from a source other than the receiving Party before or during the period of this Agreement;

    (2)  is authorized for release in writing by the disclosing Party;

    (3) is lawfully obtained by the receiving Party without restriction from a third Party;

    (4)  is known by the receiving Party prior to such disclosure;

    (5) is, at any time, developed by the receiving Party completely independently of any disclosure or disclosures from the disclosing Party;

    (6) is reasonably necessary to support a patent application, the subject matter of which belongs to the receiving Party and which the receiving Party discloses to an appropriate Patent Agent or Patent Office and/or court of any country in pursuance thereof; or

    (7) is, with respect to USSB, reasonably necessary to support applications to be filed with the Federal Communications Commission in connection with USSB's DBS program.

E. Neither Party shall be liable for the inadvertent or accidental disclosure of such information marked as proprietary if such failure to mark or disclosure occurs despite the practice of exercising the same degree of care as the receiving Party normally takes to preserve and safeguard its own proprietary information, but at least reasonable care.

F. Neither Party shall be liable for the disclosure of any technical information of the other Party pursuant to any legally enforceable requirement of any Government, or any court, agency or department thereof.

G. No license, under any patent, is granted or implied by merely conveying data or information under this Contract.

H. Any proprietary disclosure to either Party, if made orally, or visually, shall be so identified at the time of disclosure and shall be confirmed in writing within fifteen (l5) days by the disclosing Party and identified as proprietary information, if the disclosing Party wishes to keep such information proprietary under this Contract. Neither Party shall be liable for the disclosure of proprietary information made prior to the identification of such information as proprietary.

I.  The obligations of this Article shall be effective for a period of seven
    (7) years from the date of the disclosure.

ARTICLE 32.   INTEGRATION

This Contract embodies the whole agreement between the Parties. There are no promises, terms, conditions, or obligations other than those contained herein; and this Contract shall supersede all previous proposals, communications, representations, or agreements either verbal or written, between the Parties hereto. This Contract shall not be changed, modified, amended, extended, terminated, waived, or discharged, except by an instrument in writing signed by the Parties hereto.

ARTICLE 33.   PERMITS AND LICENSES

A. This Contract is subject to all applicable U.S. laws and regulations relating to the export of Spacecraft, services and/or Data and Documentation deliverable hereunder and other technical data and equipment being furnished pursuant to or to be utilized in connection with this Contract (hereinafter in this Article referred to as "Export Licensed Items") and to all applicable laws and regulations of the country or countries to which Export Licensed Items are exported or are sought to be exported.

B. Contractor shall use reasonable efforts to obtain U.S. Government approvals and licenses necessary for export of any Export Licensed Items. USSB is responsible to provide Contractor, upon Contractor's request, with all available and necessary information to enable Contractor to apply for such approvals and licenses.

C. If, within a reasonable time, the U.S. Government fails to grant a required approval or license to Contractor to export any Export Licensed Items or revokes or suspends such an approval or license subsequent to its grant, or grants such a license or approval subject to conditions, this Contract shall, nevertheless, remain in full force and effect. In the event of such U.S. Government action or inaction, deliveries and acceptance of the Spacecraft, services and Data and Documentation to be furnished by Contractor shall be made at locations within the continental U.S. as agreed upon between the Parties. Such U.S. Government action or inaction shall not otherwise modify in any way the rights and obligations of the Parties under this Contract except to relieve Contractor of any obligations which cannot be performed without such an approval or license. In such event, the Export Licensed Items ready for delivery will be placed in storage at USSB's expense and USSB shall pay Contractor all payments due under the Contract for such Export Licensed Items, including the Spacecraft Initial Incentive Payment, less the price of services related to such Export Licensed Items but not performed due to such storage.

D. If, within a reasonable time, any foreign country or countries to which such Export Licensed Items are sought to be exported fails to grant a required approval or license, or suspends or revokes a required approval or license subsequent to its grant, or grants a license subject to conditions, or if any foreign country or countries to which such Export Licensed Items are exported fails to grant an approval or license to utilize the Export Licensed Items for the purpose(s) for which exported, this Contract shall, nevertheless, remain in full force and effect. In the event of such foreign country's or countries' action or inaction, deliveries and acceptance of the Spacecraft, services and Data and Documentation to be furnished by Contractor shall be made at locations within the continental U.S. as agreed upon between the Parties. Such foreign government's action or inaction shall not otherwise modify in any way the rights and obligations of the Parties under this Contract except to relieve Contractor of any obligations which cannot be performed without such an approval or license. In such event, the Export Licensed Items ready for delivery will be placed in storage at USSB's expense and USSB shall pay Contractor all payments due under the Contract for such Export Licensed Items, including the Initial Incentive Payment, less the price of services related to such Export Licensed Items but not performed due to such storage.

ARTICLE 34.   CONTRACTOR PROVIDED OFFICE SPACE

Upon request by USSB, at any time through the Pre-Shipment Review of the Spacecraft, the Contractor shall provide to USSB personnel or their designees a suitably furnished and equipped private office, with an area of not less than one hundred fifty (150) square feet, at the Contractor's facilities.

ARTICLE 35.   INTERPARTY WAIVER OF LIABILITY

USSB and Contractor agree to amend this Contract Article to incorporate appropriate flowdown requirements of USSB's launch contract with the Launch Vehicle services contractor for launch and associated services regarding damage to persons or property involved in launch operations. Such amendment shall be accomplished prior to the launch of any Spacecraft delivered under this Contract.

ARTICLE 36.   LAUNCH VEHICLE DESIGNATION

A. USSB is required to obtain Launch Vehicle services for the purpose of successfully launching the Spacecraft deliverable under this Contract and to provide all launch support services not otherwise specifically required to be provided by Contractor hereunder.

B. The Parties recognize that USSB must designate, as the Launch Vehicle for launch of the Spacecraft, a Launch Vehicle that is compatible with the Spacecraft. USSB shall notify Contractor in writing of USSB's Launch Vehicle designation no later than three (3) months after EDC. USSB's delay in providing Contractor such notification of its Launch Vehicle designation or any subsequent USSB-directed change in the designated Launch Vehicle may constitute a basis for an equitable adjustment in the price and delivery schedule of this Contract.

ARTICLE 37.   MISCELLANEOUS PROVISIONS

A. CONTRACT EFFECTIVITY - The Effective Date of this Contract [EDC] is December 31, 1996

B. LANGUAGE - This Contract and all Data and Documentation, reports and other written materials, and all communications between the Parties pursuant to performance of this Contract, shall be in the English language.

C. UNITS OF MEASURE - Contractor's standard measurement units shall be used for drawings and technical documents supplied to either Party by the other pursuant to performance of this Contract.

D. ENFORCEMENT OF REMEDIES - Unless expressly stated to the contrary within a specific Article, all rights and remedies hereunder shall be cumulative and may be exercised singly or concurrently. Failure by either Party to enforce any of its rights under this Contract shall not be deemed a waiver of future enforcement of such rights or any other rights hereunder.

E. SEVERABILITY OF PROVISIONS - If any provision of this Contract is found to be invalid or unenforceable, it shall not affect any other provision of this Contract, and the invalid or unenforceable provision shall be replaced with a provision consistent with the original intent of the Parties.

F. SURVIVING ARTICLES - The following Articles shall survive the completion, expiration or termination of this Contract: Article 6, In-Orbit Incentive Payments; Article 14, Indemnification; Article 15, USSB's Right to Terminate; Article 17, Taxes and Duties; Article 21, Arbitration; Article 22, Rights in Data; Article 24, Patent Indemnity; Article 25, Warranty;
    Article 26, Notices, Report and Documentation Deliverables; Article 28, Applicable Law Article 31, Disclosure and Use of Proprietary Information;
    Article 33, Permits and Licenses; Article 35, Interparty Waiver of Liability; and Article 38, Limitation of Liability.

ARTICLE 38.   LIMITATION OF LIABILITY

Except as expressly provided in Article 24 and Article 6.J, in no event shall either Party or their respective officers, employees, agents, consultants, or subcontractors be liable in contract, tort, or otherwise, for special, incidental, punitive, indirect, or consequential damages, including, but not limited to, lost profits or revenues.

This Contract may be executed in one or more counterparts all of which constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Contract.

                                       LOCKHEED MARTIN CORPORATION

                                       By:   /s/ Russell T. McFall
                                             ----------------------------------
                                       Name: Russell T. McFall
                                             ----------------------------------
                                       Title: President
                                             ----------------------------------
                                             Lockheed Martin Telecommunications

                                       UNITED STATES SATELLITE
                                       BROADCASTING COMPANY, INC.

                                       By:   /s/ Stanley S. Hubbard
                                             ----------------------------------

                                       Name:  Stanley S. Hubbard
                                             ----------------------------------
                                       Title: Chairman
                                             ----------------------------------